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                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-63082

      Prospectus Supplement No. 299 to the Prospectus dated June 25, 2001 and the Prospectus Supplement dated June 25, 2001.

                                  $400,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

The note being purchased has the following terms:

PRINCIPAL AMOUNT: $400,000,000

STATED MATURITY: May 16, 2006

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: May 16, 2003

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.90%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: YES

    - redemption commencement date:
    - repayment date(s): May 16, 2004
    - redemption or repayment price(s): 99.70%
    - the note is subject to repayment at the holder's option in whole or in part on May 16, 2004 upon at least 10 but no more than 20 business days written notice. See "Optional Repayment".

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
         - Telerate LIBOR page: 3750
         - Reuters screen LIBOR page: no
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +15 basis points
    - spread multiplier: none
    - initial base rate: 1.29%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: February 16, May 16,   August 16 and November 16 of
      each year,   commencing on August 16,
        2003.
    - interest payment dates: February 16,   May 16, August 16 and November 16
      of
        each year, commencing
        on August 16, 2003.
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

---------------

     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated June 25, 2001 and prospectus supplement dated June 25, 2001 for additional information about the note being purchased.

                   ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                     GOLDMAN, SACHS & CO.
                   ------------------------

                   Prospectus Supplement dated May 14, 2003.
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                               OPTIONAL REPAYMENT

     The note is subject to repayment in whole or in part at the holder's option on May 16, 2004, at the repayment price set forth on the cover of this prospectus supplement, together with interest accrued to the repayment date.

     For Goldman Sachs to be obligated to repay a note, the Trustee must receive at least 10 but not more than 20 business days prior to the repayment date:

- The form entitled "Option to Elect Repayment" on the reverse of the note duly completed and signed; or

- A facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or a trust company in the United States setting forth the name, address and telephone number of the holder of the note, the principal amount of the note to be repaid, a statement that the right to elect repayment is being exercised and a guarantee that the Trustee will receive the form entitled "Option to Elect Repayment" on the reverse of the note duly completed and signed, not later than 2 business days after the date of that facsimile transmission or letter. However, the facsimile transmission or letter will only be effective if the Trustee receives the note and form duly completed and signed by the second business day after the date of the facsimile transmission or letter.

Exercise of the repayment right by the holder of a note will be irrevocable. The holder may exercise the repayment right for less than the entire principal amount of the note in an amount equal to $1,000 or integral multiples of $1,000. In the case of partial repayment, the principal amount of the note outstanding after repayment must be at least $1,000.

     If the note is represented by a global debt security, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise the repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary not later than 10 business days prior to the repayment date.

     Notwithstanding the foregoing, Goldman Sachs in its sole discretion may accept the exercise of a repayment right made in another manner.

                                       S-2
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